EXHIBIT 12

         SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         ($ in 000's)

                                               Nine Months Ended
                                                 September 30
                                             _____________________
                                                1995        1994

Income before income taxes                 $10,513        $32,448

Add:
    Fixed charges, Southwestern              9,769          7,628
    Fixed charges, NOARK (1)                 2,831          2,567
    Amortization of capitalized
      interest                                 607            608

Deduct:
    Interest capitalized on oil and
      gas properties                         1,545          1,159

Earnings for computation                   $22,175        $42,092

Fixed charges
    Southwestern:
      Interest on indebtedness             $ 9,513        $ 7,383
      Amortization of debt discount
        and expense                            144            133
      Portion of rents representative
        of interest                            112            112

            Total fixed charges,
              Southwestern                   9,769          7,628

    NOARK(2)                                 3,544          3,227

Total fixed charges                       $ 13,313       $ 10,855

Ratio of earnings to fixed charges             1.7x           3.9x



           SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           ($ in 000's)

                            (Continued)

                                               Year Ended December 31
                                      1994     1993    1992    1991    1990

Income before income taxes          $40,853  $46,882 $35,584  $32,222 $23,070


Add:
   Fixed charges, Southwestern       10,616   10,702  11,636   11,398  12,040
   Fixed charges, NOARK (1)           3,642    3,312     901       13       0
   Amortization of capitalized
     interest                           813      877     470      341     249

Deduct:
   Interest capitalized on oil and
     gas properties                   1,562    1,441   1,491    1,404   1,374

Earnings for computation            $54,362  $60,132 $47,100  $42,570 $33,985

Fixed charges
   Southwestern:
     Interest on indebtedness       $10,285  $10,399 $11,335  $11,155 $11,843
     Amortization of debt discount
       and expense                      180      174     144       85      79
     Portion of rents representative
       of interest                      150      129     156      158     118

           Total fixed charges,
             Southwestern            10,615   10,702  11,835   11,398  12,040

   NOARK(2)                           4,605    4,199   3,661      371       0

Total fixed charges                 $15,220  $14,901 $15,296  $11,769 $12,040

Ratio of earnings to fixed charges     3.6x     4.0x    3.1x    3.6x    2.8x


__________________

(1) Represents Southwestern's ownership share (47.93% at September 30, 1995) of interest on indebtedness and amortization of debt expense of the NOARK Pipeline System, Limited Partnership ("NOARK").

(2) Represents Southwestern's 60% guaranty of NOARK's interest on indebtedness and amortization of debt expense.